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                                                                    EXHIBIT 10.7

                               FOURTH AMENDMENT TO
                           COOPER CAMERON CORPORATION
                   AMENDED AND RESTATED 1995 STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

         WHEREAS, COOPER CAMERON CORPORATION (the "Company") has heretofore adopted the COOPER CAMERON CORPORATION AMENDED AND RESTATED 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS (the "Plan"); and

         WHEREAS, the Company desires to amend the Plan in certain respects;

         NOW, THEREFORE, the Plan shall be amended as follows, effective as of November 6, 1997:

         1. Sections 5 and 6 of the Plan shall be deleted and the following shall be substituted therefor:

                  "5. Automatic Options. An Eligible Director shall receive Options in accordance with the provisions of this Section 5. An initial Option grant for 6,000 shares of Common Stock shall be made to an Eligible Director on the first trading date on which such individual becomes an Eligible Director. An additional Option for 6,000 shares of Common Stock shall be granted to Eligible Directors in each subsequent year during the term of the Plan on the first trading date following the Annual Meeting of Company stockholders. Notwithstanding the foregoing, if the Company has a non-executive (non-full time employed) Chairman of the Board of Directors, in lieu of the Option grants set forth above, such Chairman shall receive an initial Option grant for 20,000 shares of Common Stock on the first trading date such individual becomes Chairman and an additional Option grant for 6,000 shares of Common Stock in each subsequent year during the term of the Plan on the first trading date following the Annual Meeting of Company stockholders. Except as provided in Sections 7 and 8 below with respect to the exercisability of an Option, no adjustment shall be made to such Option to reflect a termination of service as an Eligible Director.

                  "6. Elective Options. In addition to the Options granted under
         Section 5 above, an Eligible Director may make an annual election to receive either the Eligible Director's annual cash retainer or one of
         (a) an Option for 8,700 shares of Common Stock under this Section 6 (on the same dates as the Options granted under Section 5) in lieu of all of the Eligible Director's annual cash retainer, (b) an Option for 5,800 shares in lieu of two-thirds of the Eligible Director's annual cash retainer, or (c) an Option for 2,900 shares in lieu of one-third of the Eligible Director's annual cash retainer, otherwise payable during the period beginning on the Option grant date and ending on the next subsequent Option grant date. Each such annual election under this
         Section 6 shall be in writing and filed with the Secretary of the Company, shall be irrevocable, and shall be made at least six months prior to the date as of which it is to become effective. No such Option shall be granted if the Eligible Director ceases to be an Eligible Director after the date of his or her annual Option election but prior to the date as of which the Option is granted."

         2. As amended hereby, the Plan is specifically ratified and reaffirmed.